                                                                     Exhibit (b)

                               December 20, 1997



Mr. James R. Batten
Chief Financial Officer and Treasurer
O'Reilly Automotive, Inc.
233 South Patterson
Springfield, MO 65802

Re:  $175,000,000 Credit Facilities

Dear Jim:

You have advised us that O'Reilly Automotive, Inc. (the "O'Reilly") has formed a corporation known as Newco and that Newco intends to make a tender offer in the approximate amount of $50 million (the "Tender Offer") to acquire all of the issued and outstanding shares of common stock, par value $.01 per share (the "Shares") of Hi-Lo Automotive, Inc. ("Hi-Lo") and to merge Newco into Hi-Lo (the "Merger") You have advised us that approximately $100 million in senior debt financing will be required in order to effect the Acquisition, refinance certain existing debt of Hi-Lo, to pay the costs and expenses related to the Acquisition and to provide for ongoing general corporate purposes after completion of the Acquisition and that no external financing will be obtained other than the Senior Credit Facilities described below.

In connection with the foregoing, NationsBank, N.A. ("NationsBank" or the "Agent") is pleased to advise you of its commitment to provide O'Reilly the full principal amount of the Senior Credit Facilities described in the term sheet attached hereto as Annex I (the "Term Sheet"). NationsBanc Montgomery Securities, Inc. ("NMSI") is pleased to advise you of its commitment, as Arranger and Syndication Agent for the Senior Credit Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

The commitments of NationsBank and NMSI hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NMSI in their sole discretion:

          (a) each of the terms and conditions set forth herein;

          (b) each of the terms and conditions set forth in the Term Sheet;

O'Reilly Automotive, Inc.
December 20, 1997
Page 2


          (c) execution by O'Reilly, Newco, Hi-Lo and/or other appropriate parties of the definitive Merger Agreement and other related documentation relating to the Acquisition and Merger, in form and substance reasonably satisfactory to NationsBank and NMSI;

          (d) execution of a fee letter among O'Reilly, NationsBank and NMSI prior to or concurrently with the acceptance of this letter by O'Reilly and Newco;

          (e) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities consistent with the Term Sheet and otherwise reasonably satisfactory to NationsBank and NMSI; and

          (f) there shall not have occurred and be continuing since the date hereof a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NMSI in their reasonable discretion which would adversely affect NMSI's ability to syndicate the Senior Credit Facilities.

NationsBank will act as Agent for the Senior Credit Facilities and NMSI will act as Arranger and Syndication Agent for the Senior Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NMSI.

Furthermore, the commitments of NationsBank and NMSI hereunder are based upon the financial and other information regarding O'Reilly, Newco, Hi-Lo and their subsidiaries previously provided to NationsBank and NMSI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NMSI, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of O'Reilly, Newco, Hi-Lo and their subsidiaries taken as a whole. If the continuing review by NationsBank and NMSI of O'Reilly, Newco, Hi-Lo and their subsidiaries discloses information relating to conditions or events not previously disclosed to NationsBank and NMSI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NMSI which NationsBank and NMSI in their reasonable discretion believe would have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of O'Reilly, Newco, Hi-Lo and their subsidiaries taken as a whole, NationsBank and NMSI may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the Senior Credit Facilities.

You agree to actively assist NationsBank and NMSI in achieving a syndication of the Senior Credit Facilities that is satisfactory to NationsBank, NMSI and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and NMSI under the structure outlined in the Term Sheet you agree to cooperate with NationsBank and NMSI in developing an alternative structure reasonably acceptable to each party that will permit a

O'Reilly Automotive, Inc.
December 20, 1997
Page 3


satisfactory syndication of the Senior Credit Facilities. Syndication of the Senior Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of O'Reilly, Newco and the proposed Lenders. To assist NationsBank and NMSI in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NMSI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NMSI to complete syndication, (b) assist NationsBank and NMSI upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities and (c) otherwise assist NationsBank and NMSI in their syndication efforts, including by making available officers and advisors of O'Reilly, Newco, Hi-Lo and their subsidiaries from time to time to attend and make presentations regarding the business and prospects of O'Reilly, Newco, Hi-Lo and their subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for O'Reilly, Newco, Hi-Lo and their subsidiaries during such syndication process unless otherwise agreed to by NationsBank and NMSI.

It is understood and agreed that NationsBank and NMSI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NMSI and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

You hereby represent, warrant and covenant that to your best knowledge and belief (i) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NMSI or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning O'Reilly, Newco and their subsidiaries (including Hi-Lo) that have been or are hereafter made available to NationsBank and NMSI or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facilities so that the representation and warranty in the preceding sentence is correct on such date. In arranging and syndicating the Senior Credit Facilities, NationsBank and NMSI will be using and relying on the Information and the Projections without independent verification thereof.

O'Reilly Automotive, Inc.
December 20, 1997
Page 4


By acceptance of this offer, O'Reilly agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses and expenses of due diligence) incurred before or after the date hereof by the Agent or NMSI in connection with the Senior Credit Facilities and the syndication thereof.

In the event that NationsBank or NMSI becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, O'Reilly will reimburse NationsBank and NMSI for their legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank or NMSI (except any expenses arising out of the gross negligence or willful misconduct of NationsBank or NMSI). O'Reilly also agrees to indemnify and hold harmless NationsBank, NMSI and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter (including any arising out of the negligence of any Indemnified Party), unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank or NMSI.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation for the Senior Credit Facilities shall be executed and delivered and notwithstanding the termination of this letter or the commitments of NationsBank and NMSI hereunder.

Neither this offer nor the undertaking and commitment contained herein may be disclosed to or relied upon by any other person or entity other than your accountants, attorneys and other advisors, without the prior written consent of NationsBank and NMSI, except that following your acceptance hereof you may make public disclosure hereof as required by law.

As described herein and in the Term Sheet, NMSI will act as Arranger and Syndication Agent for the Senior Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NMSI certain fees payable to NationsBank in such manner as NationsBank and NMSI agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NMSI) any information relating to the Senior Credit Facilities, O'Reilly, Newco, Hi-Lo and their subsidiaries and affiliates.

This letter shall be governed by the laws of the State of Texas without regard to its principles of conflicts of laws. This letter may be modified or amended only in writing. This letter is not assignable by O'Reilly without the prior written consent of NationsBank and NMSI. This letter supersedes and replaces any and all proposals or commitment letters previously delivered by NationsBank or NMSI to O'Reilly or Newco relating to the Senior Credit Facilities.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than 5:00 p.m. (Dallas, Texas time) on Sunday, December 21, 1997. This letter agreement will become effective upon your delivery to us of executed counterparts

O'Reilly Automotive, Inc.
December 20, 1997
Page 5


of this letter agreement and the fee letter of even date herewith (the "Fee Letter") and, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the fees set forth in the Term Sheet and in the Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on March 31, 1998, unless the Senior Credit Facilities are closed by such time or this commitment is extended by the mutual agreement of NationsBank, NMSI and O'Reilly.

Except as required by applicable law, this letter, the Term Sheet, and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party without the prior consent of NationsBank and NMSI, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that you may disclose the terms of this letter and the Term Sheet (but not the Fee Letter) to Hi-Lo and to the general public to the extent required by the rules and regulations of the Securities and Exchange Commission in connection with the Tender Offer. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter and the Fee Letter.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS AND CONDITIONS) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Very truly yours,

NATIONSBANK, N.A.,
 Individually and as Agent


/s/ Thomas S. Swiley
---------------------------------
By:    Thomas S. Swiley
Title: Executive Vice President


NATIONSBANC MONTGOMERY SECURITIES, INC.


/s/ Joseph Siegel, Jr.
-----------------------------------------
By:    Joseph Siegel, Jr.
Title: Senior Vice President and Director

O'Reilly Automotive, Inc.
December 20, 1997
Page 6



ACCEPTED AND AGREED TO:

O'REILLY AUTOMOTIVE, INC.

/s/ James R. Batten
--------------------------------------------
By:    James R. Batten
Title: Chief Financial Officer and Treasurer

Date:
      --------------------------------------

                                    ANNEX I

                           O'REILLY AUTOMOTIVE, INC.
                         SUMMARY OF TERMS & CONDITIONS
                               December 20, 1997

================================================================================

BORROWER:              O'Reilly Automotive, Inc. ("Borrower".

                       ________________ Acquisition Corp., a Delaware corporation ("Newco"), a wholly-owned subsidiary of Borrower will acquire (the "Acquisition") the outstanding stock of and be merged with and into Hi-Lo Automotive, Inc. (the "Hi-Lo"). Newco will make a tender offer (the "Tender Offer") for all of the issued and outstanding shares of common stock, par value $.01 per share (the "Shares"), of Hi-Lo, pursuant to the Agreement and Plan of Merger, dated as of December __, 1997 (the "Merger Agreement"), among O'Reilly, Newco and Hi-Lo. The Merger Agreement also provides for the merger (the "Merger") of Newco and Hi-Lo as soon as is practicable after completion of the Tender Offer, subject to any necessary approval of the Merger by the shareholders of Hi-Lo (the survivor of the Merger, "New Hi-Lo").

GUARANTORS:            The Senior Credit Facilities shall be guaranteed by all
                       existing and hereafter acquired subsidiaries of Borrower, Newco and Hi-Lo (the "Guarantors"). All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank, NMSI and the Borrower.

ARRANGER &
SYNDICATION AGENT:     NationsBanc Montgomery Securities, Inc. ("NMSI").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NMSI, which institutions shall be reasonably acceptable to Borrower and the Agent (collectively, the "Lenders").

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O'Reilly Automotive, Inc.             1  NationsBanc Montgomery Securities, Inc.

Summary of Terms and Conditions (continued...)                      Confidential
--------------------------------------------------------------------------------




PURPOSES FOR
SENIOR CREDIT FACILITY:    Subject to the other terms of this Summary of Terms
                           and Conditions, the proceeds of the Senior Credit
                           Facilities shall be used: (i) to refinance the outstanding principal balance of certain existing indebtedness of Hi-Lo; (ii) to pay the cash portion of the purchase price for Hi-Lo in the Tender Offer and the Merger pursuant to the Merger Agreement (as defined below); (iii) to pay fees and expenses incurred in connection with the Acquisition and (iv) to provide for working capital and for general corporate purposes of the Borrower and its subsidiaries.

SENIOR CREDIT FACILITIES:  An aggregate principal amount of up to $175,000,000 will be available under the conditions hereinafter set forth:

                           Tender Facility:  $50,000,000 tender facility.

                           An aggregate principal amount of $50,000,000 of the Senior Credit Facilities will be available to Borrower to be re-advanced to Newco in order to fund the Tender Offer and the Merger (the "Tender Facility").

                           The loans (the "Tender Loans") made under the Tender Facility will be available for multiple drawings during the period commencing on the date (in no event later than January 19, 1998 on which Newco accepts for payment at least a majority of the Shares (the "Minimum Shares") in the Tender Offer (the "Closing Date") and ending 120 calendar days after the Closing Date, unless extended by mutual agreement of NationsBank, NMSI and Borrower.

                           The proceeds of the Tender Loans will be used only to finance in part (a) the acquisition by Newco of not less than the Minimum Shares pursuant to the Tender Offer and the Merger and (b) the payment of interest, fees and other expenses incurred in connection with the Tender Offer and Merger.

                           Revolving Credit Facility: $125,000,000 revolving credit facility, which will include a $[TBD] sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit"). Letters of Credit will be issued by


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O'Reilly Automotive, Inc.             2  NationsBanc Montgomery Securities, Inc.

Summary of Terms and Conditions (continued...)                      Confidential
--------------------------------------------------------------------------------
                         NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

MATURITY:                The Revolving Credit Facility shall terminate and all
                         amounts outstanding thereunder shall be due and payable in full five (5) years from Closing. The Tender
                         Facility shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding, plus accrued interest, being due five (5) years from Closing.

AVAILABILITY/SCHEDULED
AMORTIZATION:            Revolving Credit Facility: Loans under the Revolving
                         Credit Facility ("Revolving Credit Loans", and together with the Term Loans, the "Loans") may be made, and Letters of Credit may be issued subject to availability.

                         Tender Facility: The Tender Facility will be subject to quarterly amortization of principal, based upon the annual amounts shown below (the "Scheduled Amortization").

                                        Term Loan
                                        ---------
                         Loan year 1    $[TBD]
                         Loan year 2    $[TBD]
                         Loan year 3    $[TBD]
                         Loan year 4    $[TBD]
                         Loan year 5    $[TBD]

                         Notwithstanding anything else herein or elsewhere to the contrary, unless waived by 66.67% of the Lenders, all outstanding principal and all accrued and unpaid interest under the Revolving Credit Facility and the Tender Facility shall be immediately due and payable if the Merger does not occur within 120 business days after the Closing Date.

SECURITY:                The Senior Credit Facilities will be unsecured.



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O'Reilly Automotive, Inc.              3 NationsBanc Montgomery Securities, Inc.

Summary of Terms and Conditions (continued...)                      Confidential
--------------------------------------------------------------------------------


MANDATORY
PREPAYMENTS AND
COMMITMENT
REDUCTIONS:           In addition to the amortization set forth above, the
                      Tender Facility will be prepaid by an amount equal to (a)
                      [TBD]% of the net cash proceeds of all asset sales by Borrower, Newco or any subsidiary of Borrower or Newco
                      (including stock of subsidiaries), subject to baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid and (b) [TBD]% of the net cash proceeds from the issuance of any permitted debt by Borrower or Newco or any subsidiary of either of them. In the event the Tender
                      Facility shall have been completely prepaid, the mandatory payments described above shall be applied to permanently reduce the amount available under the Revolving Credit
                      Facility.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:           The Borrower may prepay the Senior Credit Facilities in
                      whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

CONDITIONS PRE-
CEDENT TO CLOSING:    The initial funding of the Senior Credit Facilities will
                      be subject to satisfaction of the conditions precedent deemed appropriate by the Agent and the Lenders including, but not limited to, the following:

                          (i) The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities satisfactory to NMSI and the Agent.

                          (ii) The execution and delivery of the Merger Agreement (including all schedules and exhibits thereto) in form and substance satisfactory to the Agent.

                          (iii) The Tender Offer shall have been, or shall be concurrently, consummated pursuant to the Merger Agreement and in compliance with applicable law and

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O'Reilly Automotive, Inc.                NationsBanc Montgomery Securities, Inc.

Summary of Terms and Conditions (continued...)                      Confidential
--------------------------------------------------------------------------------


                      regulatory approvals. The Merger Agreement shall not be altered, amended or otherwise changed or supplemented or any condition therein waived, without the prior written consent of the Agent.

                          (iv) Newco shall have acquired, concurrently with the making of the first Tender Loans, not fewer than the Minimum Shares, and there not having been any material change in the Shares outstanding as of December 20, 1997 (after giving effect to any dilution).

                          (v) The documents and materials filed publicly by Borrower, Newco and Hi-Lo in connection with the Tender Offer and the Merger shall have been furnished to the Agent in reasonably satisfactory form.

                          (vi) After giving effect to the Acquisition, the corporate capital and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of Borrower, Newco, Hi-Lo and their subsidiaries, shall be satisfactory to the Agent.

                          (vii) The Agent shall have received and, in each case, approved the consolidated financial statements of Hi-Lo and its subsidiaries for the fiscal years 12/31/94, 12/31/95 and 12/31/96 including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, a pro forma balance sheet of Borrower and its subsidiaries (including Hi-Lo and its subsidiaries) as of the Closing Date giving effect to the Acquisition and the transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, and such other information relating to the Acquisition as the Agent may require including Hi-Lo prepared interim quarterly financial statements since the latest fiscal year-end and annual consolidated projections for the life of the Senior Credit Facilities.

                          (viii) There shall not have occurred a material adverse change since 12/31/96 in the business, assets, operations, condition (financial or otherwise) or prospects of Borrower, Newco or any of their subsidiaries or Hi-Lo and its

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O'Reilly Automotive, Inc.                NationsBanc Montgomery Securities, Inc.

Summary of Terms and Conditions (continued...)                      Confidential
--------------------------------------------------------------------------------


                      subsidiaries either before or after giving effect to the Tender Offer, or in the facts and information regarding such entities as represented to date or on the transactions contemplated hereby.

                          (ix) The Agent shall have been satisfied that the form and content of the reports of the environmental consultants with respect to all real properties owned or leased by the Borrower, Newco, Hi-Lo and their subsidiaries do not indicate that the Borrower, Newco, Hi-Lo or their subsidiaries would or could become subject to a material environmental liability.

                          (x) The Agent shall have received (a) satisfactory opinions of counsel to Borrower, Newco, Hi-Lo and their subsidiaries (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require.

                          (xi) Receipt of all governmental, shareholder and third party consents (including Hart-Scott Rodino clearance) and approvals necessary or, in the reasonable opinion of the Agent, desirable in connection with the Tender Offer and the Merger, and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on Borrower, Newco, Hi-Lo or their subsidiaries, or such other transactions, or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect.

                          (xii) The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect Borrower, Newco, Hi-Lo or their subsidiaries or any transaction contemplated hereby, that could reasonably be expected to have a material adverse effect on Borrower, Newco, Hi-Lo or their subsidiaries or any transaction contemplated hereby, or that could reasonably be expected

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O'Reilly Automotive, Inc.                NationsBanc Montgomery Securities, Inc.

Summary of Terms and Conditions (continued...)                      Confidential
--------------------------------------------------------------------------------


                      to have a material adverse affect on the ability of Borrower, Newco, Hi-Lo or their subsidiaries to perform their obligations under the documents to be executed in connection with the Senior Credit Facilities.

                          (xiii) No default or event of default shall have occurred and be continuing under any capital stock or debt of Borrower, Newco or Hi-Lo or any of their subsidiaries (either before or after giving effect to the Tender Offer and the Merger), or would result from the transactions contemplated hereby, except any such defaults or breaches
                      (i) with respect to which default or breach has not been or will not be refinanced or (ii) which would not otherwise have a material adverse effect on Borrower, Newco, Hi-Lo, New Hi-Lo and their subsidiaries, taken as a whole (either before or after giving effect to the Tender Offer and the Merger), or on the transactions contemplated hereby.

                          (xiv) Borrower, Newco, Hi-Lo and their subsidiaries, after giving effect to the Tender Offer and the Merger as contemplated hereby, will have no material indebtedness other than (i) indebtedness of______________ and
                      (ii) __________.

                          (xv) There shall be no less than $___ million of availability under the Revolving Credit Facility at Closing after giving effect to the Merger and all borrowings and outstanding letters of credit under the Revolving Credit Facility on such date.

                          (xvi) Payment of required fees and expenses to the Agent and the Lenders.

ON-GOING
CONDITIONS
PRECEDENT:            The making of each Tender Loan and all other loans under
                      the Senior Credit Facilities will be conditioned upon (a) all representations and warranties in all credit and security documents (including, without limitations the material adverse change and litigation representations, which will be consistent with the conditions set forth in clauses (viii) and (xii) under "Conditions Precedent to Closing" above, and compliance with law and regulatory requirements representations) being true and correct in all material

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O'Reilly Automotive, Inc.                NationsBanc Montgomery Securities, Inc.

Summary of Terms and Conditions (continued...)                      Confidential
--------------------------------------------------------------------------------


                      respects, (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such Tender Loan or other loan and (c) except as disclosed in the Merger Agreement, no governmental inquiries, injunctions or restraining orders instituted or pending, or any statute or rule enacted, promulgated, entered or enforced which would have a material adverse effect upon Borrower, Newco, Hi-Lo or any of their subsidiaries.

OTHER MATTERS:        Newco will be prohibited from engaging in any business
                      activity other than related to the Tender Offer and the Merger.

REPRESENTATIONS &
WARRANTIES:           Usual and customary for transactions of this type, to
                      include without limitation: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents;
                      (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA; (x) environmental matters; (xi) payment of taxes; and (xii) consummation of the Merger.

COVENANTS:            Usual and customary for transactions of this type, to
                      include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt;
                      (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments; (xii) ERISA; and (xiii) limitation on transactions with affiliates.

--------------------------------------------------------------------------------
O'Reilly Automotive, Inc.                NationsBanc Montgomery Securities, Inc.

Summary of Terms and Conditions (continued...)                      Confidential
--------------------------------------------------------------------------------

                      Financial covenants to include (but not be limited to):

                      . Maintenance at all times of a Minimum Tangible Net Worth, with step-ups equal to [TBD]% of net income and 100% of the proceeds of any equity issuances,

                      . Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio [TBD with stepdowns],

                      . Maintenance on a rolling four quarter basis of a Minimum Fixed Charge Coverage ratio (EBITDAR)/(cash interest + scheduled principal repayments + rents) [TBD], and

                      .  Maintenance at all times of a Current Ratio [TBD].

                      .  Limitation on capital expenditures [TBD]

EVENTS OF DEFAULT:    Usual and customary in transactions of this nature, to
                      include, without limitation, subject to any applicable grace periods, (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties in material respects, (iv) cross-default to other material agreements and indebtedness, (v) bankruptcy, (vi) material judgments,
                      (vii) ERISA, (viii) actual or asserted invalidity of any loan documents or security interests and (ix) Change in Control of the Borrower.

ASSIGNMENTS/
PARTICIPATIONS:       Each Lender will be permitted to make assignments to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld.
                      Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date and releases of guarantors. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring
                      (including, but not limited to an assignment by a Lender to another Lender).

--------------------------------------------------------------------------------
O'Reilly Automotive, Inc.                NationsBanc Montgomery Securities, Inc.

Summary of Terms and Conditions (continued...)                      Confidential
--------------------------------------------------------------------------------


WAIVERS &
AMENDMENTS:           Amendments and waivers of the provisions of the loan
                      agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 66.67% of the aggregate amount of loans and commitments under the Senior Credit
                      Facilities, except that the consent of all the Lenders shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment and (iv) releases of guarantors.

INDEMNIFICATION:      Guarantors and Newco shall indemnify the Lenders from and
                      against all losses, liabilities, claims, damages or expenses relating to their loans, the use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlements costs (but excluding the gross negligence or willful misconduct of the institution). This indemnification shall survive and continue for the benefit of the Lenders at all times after Newco's acceptance of the Lenders' commitment for the Senior Credit Facilities, notwithstanding any failure of the Senior Credit Facilities to close.

CLOSING:              On or before March 31, 1998.

GOVERNING LAW:        [Texas or New York - TBD]

FEES/EXPENSES:        As outlined in ADDENDUM I.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facilities contemplated hereby. Guarantors, the Borrower and all of their subsidiaries and affiliates shall waive their right to a trial by jury.

--------------------------------------------------------------------------------
O'Reilly Automotive, Inc.                NationsBanc Montgomery Securities, Inc.

                                   ADDENDUM I
                               FEES AND EXPENSES

================================================================================

COMMITMENT FEE:       The commitment fee shall be calculated from and after the
                      Closing Date and shall be payable in arrears on the last day of each calendar quarter following the Closing Date.
                      The commitment fee shall be based upon undrawn commitments. For purposes of this calculation, the face amount of each outstanding letter of credit shall be considered a drawn amount.

INTEREST RATES:       The Revolving Credit Facility and Tender Facility shall
                      bear interest at a rate equal to LIBOR plus the Applicable
                      Margin or the Alternate Base Rate (defined as the higher of (i) the NationsBank prime rate and (ii) the Federal
                      Funds rate plus .50%) plus the Applicable Margin;
                      provided, that if during the 180 day period following the Closing, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Senior Credit Facilities, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees. Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

                      The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                      A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

PERFORMANCE PRICING:  The Applicable Margin from the Closing through and including the date of the Agent's receipt of Borrower's financial statements for the fiscal quarter ending June 30, 1998, shall be 87.5 bps for LIBOR Loans and 0 bps for Alternative Base Rate Loans, and the commitment fee on all undrawn commitments for such period shall be 25 bps. After the Agent's receipt of Borrower's financial statements for the fiscal quarter ending June 30, 1998 and for each fiscal quarter thereafter, the Applicable Margin and commitment fee shall be, respectively, the applicable rate per annum and commitment fee set forth in the table below opposite the ratio of Total Funded Debt to EBITDA determined as of the last day of the immediately preceding fiscal quarter.

--------------------------------------------------------------------------------
O'Reilly Automotive, Inc.                NationsBanc Montgomery Securities, Inc.

Addendum I (continued...)                                           Confidential
--------------------------------------------------------------------------------

================================================================================
                                   Applicable        Applicable
         Total Funded Debt to        Margin            Margin        Commitment
Level        EBITDA Ratio        for LIBOR Loans    for ABR Loans       Fee
================================================================================

  I        greater than or          125.0 bps           0 bps         35.0 bps
            equal to [TBD]
--------------------------------------------------------------------------------
 II        greater than or          100.0 bps           0 bps         30.0 bps
            equal to [TBD]
--------------------------------------------------------------------------------
 III       greater than or           87.5 bps           0 bps         25.0 bps
            equal to [TBD]
--------------------------------------------------------------------------------
 IV        greater than or           75.0 bps           0 bps         25.0 bps
            equal to [TBD]
--------------------------------------------------------------------------------
  V        less than [TBD]           50.0 bps           0 bps         20.0 bps
================================================================================

COST AND YIELD
PROTECTION:           The usual for transactions and facilities of this type,
                      including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset.

LETTER OF
CREDIT FEES:          Letter of credit fees are due quarterly in arrears to be
                      shared proportionately by the Lenders. Fees will be equal to the Applicable Margin for LIBOR loans on a per annum basis plus a fronting fee of 0.125% per annum to be paid to Fronting Bank for its own account. Fees will be calculated on the aggregate stated amount for each letter of credit for the stated duration thereof.

EXPENSES:             Borrower will pay all reasonable costs and expenses
                      associated with the preparation, due diligence, administration, syndication production of tombstones and enforcement of all documents executed in connection with the Senior Credit Facilities, including without limitation, the legal fees of the Agent's counsel, Jenkens
                      & Gilchrist, a Professional Corporation, regardless of whether or not the Senior Credit Facilities are closed.

--------------------------------------------------------------------------------
O'Reilly Automotive, Inc.                NationsBanc Montgomery Securities, Inc.

                               December 20, 1997



Mr. James R. Batten
Chief Financial Officer and Treasurer
O'Reilly Automotive, Inc.
233 South Patterson
Springfield, MO 65802

Re: Commitment Letter, dated December 20, 1997, among O'Reilly Automotive, Inc. ("O'Reilly"), Shamrock Acquisition, Inc. ("Newco"), NationsBank, N.A., ("NationsBank") and NationsBanc Montgomery Securities, Inc. ("NMSI")

Dear Jim:

This letter is delivered to you in connection with your request that we provide the above-referenced Commitment Letter (the "Commitment Letter") regarding arrangement and syndication of credit facilities in an aggregate principal amount of $175,000,000 (the "Senior Credit Facilities") for O'Reilly. A summary of proposed terms relating to the Facilities is attached to the Commitment Letter as Annex I (the "Term Sheet"). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Commitment Letter and the Term Sheet. In connection with, and in consideration of the agreements contained in the Commitment Letter, O'Reilly and Newco agree with NationsBank and NMSI as follows:

     1. Underwriting Fee: O'Reilly will pay, or cause to be paid, to NationsBank for its own account, a fee of 55 bps on the entire amount of the Senior Credit Facilities. Such fee shall be for underwriting, structuring and syndicating the Senior Credit Facilities. The fee shall be due and payable upon the closing of the Senior Credit Facilities.

Alternatively, in the event that (a) O'Reilly, Newco or any of your affiliates (collectively the "Related Parties") consummate the Acquisition or any part of the Tender Offer without NationsBank acting as administrative and collateral agent or without NMSI acting as arranger and syndication agent for any senior credit facilities utilized to complete the Acquisition or any part of the Tender Offer notwithstanding a willingness on the part of NationsBank to provide and NMSI to arrange the Senior Credit Facilities for the Acquisition or Tender Offer in accordance with the Commitment Letter and the Term Sheet, or (b) any Related Party consummates any similar transaction in which any Related Party acquires, directly or indirectly, all or any substantial portion of the stock or assets of Hi-Lo (any such transaction an "Alternate Transaction") without NationsBank acting as administrative and collateral agent or without NMSI acting as arranger and syndication agent for any senior credit facilities utilized to complete such Alternate Transaction, you agree in each case to pay to NationsBank a fee of $500,000 in immediately payable funds, immediately upon the consummation of any part of the Tender Offer, Acquisition or Alternate Transaction. You also agree that if any

O'Reilly Automotive, Inc
December 20, 1997
Page 2

Related Party enters into a definitive agreement for the Acquisition or any Alternate Transaction that provides for the payment of a so-called "topping fee", "break-up fee", or any similar termination fee or the payment or any other form of consideration (including reimbursement of expenses) in the event that the Acquisition or such Alternate Transaction is not consummated, you agree to pay (or cause the other Related Parties to pay) to NationsBank, in immediately available funds, upon receipt by any Related Parties of such fees or other consideration, a fee equal to the lesser of (A) $500,000 or (B) an amount equal to 15% of such "topping fees", "break-up fees", other termination fees or other forms of consideration received by the Related Parties.

     2. Administrative Fee: O'Reilly will pay an annual administrative fee of $35,000 to NationsBank, for its own account as Agent for the Banks under the Facilities, annually in advance on the date of closing of the Facilities and on each anniversary date thereafter, until the Facilities terminate.

If the foregoing is in accordance with your understanding, please sign and return the enclosed duplicate copy of this letter.

Very truly yours,

NATIONSBANK, N.A.


/s/ Thomas S. Swiley
-----------------------------------------
By:    Thomas S. Swiley
Title: Executive Vice President


NATIONSBANC MONTGOMERY SECURITIES, INC.



/s/ Joseph Siegel, Jr.
-----------------------------------------
By:    Joseph Siegel, Jr.
Title: Senior Vice President and Director

O'Reilly Automotive, Inc
December 20, 1997
Page 2

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN:


O'REILLY AUTOMOTIVE, INC.


/s/ James R. Batten
-----------------------------------
By:    James R. Batten
Title: Chief Financial Officer and Treasurer

Date:
     ------------------------------